                                                                    EXHIBIT 4.49

                                                                  EXECUTION COPY
================================================================================



                               GUARANTEE AGREEMENT



                                     Between



                            FRESENIUS MEDICAL CARE AG
                                 (as Guarantor)


                                       AND


                       STATE STREET BANK AND TRUST COMPANY
                                  (as Trustee)



                                   dated as of



                                  June 15, 2001

================================================================================

                             CROSS-REFERENCE TABLE*



                  SECTION OF                                             SECTION OF
                  TRUST INDENTURE ACT                                    GUARANTEE
                  OF 1939. AS AMENDED                                    AGREEMENT
                  -------------------                                    ----------
                  310(a)...............................................  4.1(a)
                  310(b) ..............................................  4.1(c),2.8
                  310(c) ..............................................  Inapplicable
                  311 (a) .............................................  2.2(b)
                  311 (b) .............................................  2.2(b)
                  311 (c) .............................................  Inapplicable
                  312(a) ..............................................  2.2(a)
                  312(b) ..............................................  2.2(b)
                  313 .................................................  2.3
                  314(a) ..............................................  2.4
                  314(b) ..............................................  Inapplicable
                  314(c) ..............................................  2.5
                  314(d) ..............................................  Inapplicable
                  314(e) ..............................................  1.1, 2.5, 3.2
                  314(f)...............................................  2.1, 3.2
                  315(a) ..............................................  3.1(d)
                  315 (b) .............................................  2.7
                  315 (c) .............................................  3.1
                  315(d) ..............................................  3.1 (d)
                  316(a) ..............................................  1.1, 2.6, 5.4
                  316(b) ..............................................  5.3
                  316(c) ..............................................  8.2
                  317(a) ..............................................  Inapplicable
                  317(b) ..............................................  Inapplicable
                  318(a) ..............................................  2.1(b)
                  318(b) ..............................................  2.1
                  318(c) ..............................................  2.1(a)


------------
* This Cross-Reference Table does not constitute part of the Guarantee Agreement and shall not affect the interpretation of any of its terms or provisions.

                                    ARTICLE I

                                   DEFINITIONS

Section 1.1 Definitions..........................................................1

                                   ARTICLE II

                               TRUST INDENTURE ACT

Section 2.1 Trust Indenture Act, Application.....................................4
Section 2.2 List of Holders......................................................4
Section 2.3 Reports by the Guarantee Trustee.....................................5
Section 2.4 Periodic Reports to the Guarantee Trustee............................5
Section 2.5 Evidence of Compliance with Conditions Precedent.....................5
Section 2.6 Events of Default; Waiver............................................5
Section 2.7 Event of Default; Notice.............................................5
Section 2.8 Conflicting Interests................................................6

                                   ARTICLE III

               POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE

Section 3.1 Powers and Duties of the Guarantee Trustee...........................6
Section 3.2 Certain Rights of Guarantee Trustee..................................7
Section 3.3 Compensation, Indemnity, Fees........................................9

                                   ARTICLE IV

                                GUARANTEE TRUSTEE

Section 4.1 Guarantee Trustee: Eligibility.......................................9
Section 4.2 Appointment, Removal and Resignation of the Guarantee Trustee.......10

                                    ARTICLE V

                                    GUARANTEE

Section 5.1 Guarantee...........................................................10
Section 5.2 Waiver of Notice and Demand.........................................11
Section 5.3 Obligations Not Affected............................................11
Section 5.4 Rights of Holders...................................................12
Section 5.5 Guarantee of Payment................................................12
Section 5.6 Subrogation.........................................................12
Section 5.7 Independent Obligations.............................................12

                                   ARTICLE VI

                                  SUBORDINATION

Section 6.1 Subordination.......................................................13

                                   ARTICLE VII

                                   TERMINATION

Section 7.1 Termination.........................................................14

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.1 Successors and Assigns..............................................14
Section 8.2 Amendments..........................................................14
Section 8.3 Notices.............................................................15
Section 8.4 Benefit.............................................................16
Section 8.5 Interpretation......................................................16
Section 8.6 Governing Law.......................................................16
Section 8.7 Consent to Jurisdiction.............................................17
Section 8.8 Counterparts........................................................17


EXHIBIT A -Form of Guarantee Agreement with respect to the Common Securities

                               GUARANTEE AGREEMENT

         This GUARANTEE AGREEMENT, dated as of June 15, 2001, is executed and delivered by FRESENIUS MEDICAL CARE AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany (the "Guarantor"), having its principal office at Else-Kroner Strasse 1, 61346 Bad Homburg v.d.H., Germany, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts chartered trust company, as trustee (the "Guarantee Trustee"), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of Fresenius Medical Care Capital Trust V, a Delaware business trust (the "Trust").

         WHEREAS, pursuant to a Declaration of Trust dated as of June 1, 2001 (as amended and restated, the "Declaration"), the Trust is issuing Euro 300,000,000 aggregate liquidation amount of its 7 3/8% Trust Preferred Securities, liquidation amount Euro 1,000 per preferred security (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of the Trust and having the terms set forth in the Declaration;

         WHEREAS, the Preferred Securities will be issued by the Trust and the proceeds thereof, together with the proceeds from the issuance of the Trust's Common Securities (as defined below), will be used to purchase the Notes (as defined in the Declaration) of the Issuer (as defined in the Declaration) which will be held by State Street Bank and Trust Company, as Preferred Trustee under the Declaration, as trust assets;

         WHEREAS, the Guarantor has agreed to separately guarantee the obligations of the Trust with respect to the Common Securities (as herein defined) (Exhibit A); and

         WHEREAS, as incentive for the Holders to purchase Preferred Securities the Guarantor desires irrevocably and unconditionally to guarantee, to the extent set forth herein, payment to the Holders of the Preferred Securities of the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time of the Preferred Securities.

                                    ARTICLE I
                                   DEFINITIONS

         .1 Definitions.

         As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Declaration as in effect on the date hereof.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, provided, however, that an Affiliate of the Guarantor shall not be deemed to include the Trust, Fresenius Medical Care Capital Trust, a Delaware business trust, Fresenius Medical Care Capital Trust II, a Delaware business trust, Fresenius Medical Care Capital Trust III, a Delaware business trust, Fresenius Medical Care Capital Trust IV, a Delaware business trust, or any business trust organized and operated on such similar terms. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Common Security" means an undivided beneficial interest in the assets of the Trust, having a Liquidation Amount (as defined in the Declaration) of (pounds sterling)1,000 and having the rights provided therefor in the Declaration, including the right to receive Distributions and a Liquidation Distribution as provided therein.

         "Event of Default" means a default by the Guarantor on any of its payment obligations under this Guarantee Agreement; provided, however, that, except with respect to a default in payment of any Guarantee Payments, the Guarantor shall have received notice of default and shall not have cured such default within 60 days after receipt of such notice.

         "Exchange Guarantee Agreement" means the guarantee agreement, as amended, modified or supplemented from time to time, to be executed and delivered by the Guarantor and the Guarantee Trustee as contemplated by the Registration Rights Agreement.

         "Guarantee Agreement" means the Initial Guarantee Agreement, and when and if issued, the Exchange Guarantee Agreement.

         "Guarantee Payments" means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by or on behalf of the Trust; (i) any accumulated and unpaid Distributions (as defined in the Declaration) required to be paid on the Preferred Securities, to the extent the Trust shall have funds on hand legally available therefor at such time, (ii) the Redemption Price (as defined in the Declaration) with respect to the Preferred Securities called for redemption by the Trust, to the extent the Trust shall have funds on hand legally available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust, unless Notes are distributed to the Holders, the lesser of (a) the aggregate of the liquidation amount of (pounds sterling)1,000 per Preferred Security plus accrued and unpaid Distributions on the Preferred Securities to the date of payment, to the extent the Trust shall have funds on hand legally available to make such payment at such time and (b) the amount of assets of the Trust remaining legally available for distribution to Holders upon liquidation of the Trust (in either case, the "Liquidation Distribution").

         "Guarantee Trustee" means State Street Bank and Trust Company, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means each such Successor Guarantee Trustee.

         "Holder" means any Holder (as defined in the Declaration) of any Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Preferred Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor, any Trustee (other than the Guarantee Trustee acting in a capacity other than its individual capacity or its capacity as Guarantee Trustee), or any Affiliate of the Guarantor or of any Trustee (other than the Guarantee Trustee acting in a capacity other than its individual capacity or its capacity as Guarantee Trustee).

         "Indenture" means the Senior Subordinated Indenture dated as of June 15, 2001, among the Issuer of the Notes, as issuer, State Street Bank and Trust Company, as trustee, and the Guarantors, as amended or supplemented from time to time.

         "Initial Guarantee Agreement" means this Guarantee Agreement, dated as of June 15, 2001 between the Guarantor and the Guarantee Trustee, on behalf of and for the benefit of the Holders of the Initial Preferred Securities, as may be modified, amended or supplemented and in effect from time to time.

         "Initial Preferred Security" means an undivided beneficial preferred interest in the assets of the Trust, having a Liquidation Amount of (pounds sterling)1,000 and having the rights provided therefor in the Declaration, including the right to receive Distributions and a Liquidation Distribution, as provided therein.

         "List of Holders" has the meaning specified in Section 2.2(a).

         "Majority in liquidation amount of the Securities" means, except as provided by the Trust Indenture Act, a vote by the Holders of more than 50% of the aggregate Liquidation Amount of all Preferred Securities then Outstanding.

         "Officers' Certificate" means, a certificate signed by the Chief Executive Officer and/or Chief Financial Officer and a Member of the Managing Board of the Guarantor, and delivered to the appropriate Trustee. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

                  (a) a statement that each officer signing the Officers' Certificate has read the covenant or condition and the definitions relating thereto;

                  (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers' Certificate;

                  (c) a statement that each officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                  (d) a statement as to whether, in the opinion of each officer, such condition or covenant has been complied with.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other entity.

         "Responsible Officer" means, with respect to the Guarantee Trustee, any Senior Vice President, any Vice President, any Assistant Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer, any Trust Officer or Assistant Trust Officer or any other officer of the Corporate Trust Department of the above-designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.

         "Senior Indebtedness" has the meaning specified in the Indenture.

         "Successor Guarantee Trustee" means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

         "Trust Indenture Act" means the Trust Indenture Act of 1939 as in force at the date as of which this instrument was executed; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

                                   ARTICLE II
                               TRUST INDENTURE ACT

         .1 Trust Indenture Act, Application.

                  (a) This Guarantee Agreement shall be subject to and be governed by the Trust Indenture Act upon the consummation of the Exchange Offer pursuant to the Registration Rights Agreement. Until such Exchange Offer, the Trust Indenture Act shall not apply to this Guarantee Agreement, except to the extent otherwise expressly provided herein.

                  (b) Except as otherwise expressly provided herein, if and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

         .2 List of Holders.

                  (a) The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee (a) semiannually, on or before January 15 and July 15 of each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders ("List of Holders") as of a date not more than 15 days prior to the delivery thereof, and (b) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a List of Holders as of a date not more than 15 days prior to the time such list is furnished, in each case to the extent such information is in the possession or control of the Guarantor and is not identical to a previously supplied list of Holders or has not otherwise been received by the Guarantee Trustee in its capacity as such. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

                  (b) The Guarantee Trustee shall comply with its obligations under Section 311(a), Section 311(b) and Section 312(b) of the Trust Indenture Act.

         .3 Reports by the Guarantee Trustee.

         Not later than July 15 of each year, commencing July 15, 2002, the Guarantee Trustee shall provide to the Holders such reports as are required by
Section 313 of the Trust Indenture Act (in the case of the initial report, with respect to the period beginning on the Closing Date), if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 31 3(d) of the Trust Indenture Act.

         .4 Periodic Reports to the Guarantee Trustee.

         The Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission and the Holders such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

         .5 Evidence of Compliance with Conditions Precedent.

         The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers' Certificate.

         .6 Events of Default; Waiver.

         The Holders of a Majority in liquidation amount of the Preferred Securities may, by vote, on behalf of the Holders, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent therefrom.

         .7 Event of Default; Notice.

                  (a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all Events of Default known to the Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

                  (b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Guarantee Trustee shall have received written notice, or a Responsible Officer charged with the administration of the Declaration shall have obtained written notice, of such Event of Default.

         .8 Conflicting Interests.

         The Declaration and the Indenture as well as the Guarantee Agreements, Declarations and Indentures relating to the 9% Trust Preferred Securities due 2006 of Fresenius Medical Capital Trust, the 7 7/8% USD Trust Preferred Securities due 2008 of Fresenius Medical Care Capital Trust II, the 7 3/8% DM Trust Preferred Securities due 2008 of Fresenius Medical Care Capital Trust III and the 7 7/8% USD Trust Preferred Securities due 2011 of Fresenius Medical Care Capital Trust IV shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in
Section 310(b) of the Trust Indenture Act.

                                   ARTICLE III
               POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE

         .1 Powers and Duties of the Guarantee Trustee.

                  (a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder exercising his or her rights pursuant to Section 5.4(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

                  (b) If an Event of Default has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.

                  (c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

                  (d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action its own negligent failure to act or its own willful misconduct, except that:

                           (i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

                                    (A) the duties and obligations of the
                  Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement (including pursuant to Section 2.1), and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement; and

                                    (B) in the absence of bad faith on the part
                  of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement;

                           (ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

                           (iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in liquidation amount of the Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

                           (iv) no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.

         .2 Certain Rights of Guarantee Trustee.

                  (a) Subject to the provisions of Section 3.1:

                           (i) The Guarantee Trustee may rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

                           (ii) Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers' Certificate unless otherwise prescribed herein.

                           (iii) Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers' Certificate which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor.

                           (iv) The Guarantee Trustee may consult with legal counsel, and the written advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to betaken by it hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may be one of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction subject to Section 8.7 hereof.

                           (v) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such adequate security and indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(v) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.

                           (vi) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

                           (vii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

                           (viii) Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request instructions from the Holders, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (C) shall be protected in acting in accordance with such instructions.

                  (b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

         .3 Compensation, Indemnity, Fees.

         The Guarantor agrees:

                           (i) to pay to the Guarantee Trustee from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provisions of law in regard to the compensation of a trustee of an express trust);

                           (ii) except as otherwise expressly provided herein, to reimburse the Guarantee Trustee upon request for all reasonable expenses, disbursements and advances incurred or made by the Guarantee Trustee in accordance with any provision of this Guarantee Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

                           (iii) to indemnify the Guarantee Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Guarantee Trustee, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

         The Guarantee Trustee will not claim or exact any lien or charge on any Guarantee Payments as a result of any amount due to it under this Guarantee Agreement. The provisions of this Section 3.3 shall survive the termination of this Guarantee Agreement or the resignation or removal of the Guarantee Trustee.

                                   ARTICLE IV
                                GUARANTEE TRUSTEE

         .1 Guarantee Trustee: Eligibility.

                  (a) There shall at all times be a Guarantee Trustee which shall:

                           (i) not be an Affiliate of the Guarantor; and

                           (ii) be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000,and shall be a corporation meeting the requirements of Section 310(c) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority, then, for the purposes of this Section 4.1 and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

                  (b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2.

                  (c) If the Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

         .2 Appointment, Removal and Resignation of the Guarantee Trustee.

                  (a) Subject to Section 4.2(b), the Guarantee Trustee may be appointed or removed without cause at any time a by the Guarantor.

                  (b) The Guarantee Trustee shall not be removed until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

                  (c) The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

                  (d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.


                                    ARTICLE V
                                    GUARANTEE

         .1 Guarantee.

         The Guarantor irrevocably and unconditionally agrees to pay in full on a senior subordinated basis, to the extent set forth herein, to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Trust), as and when due regardless of any defense, right of set-off or counterclaim which the Trust may have or assert, other than the defense of payment. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.

         .2 Waiver of Notice and Demand.

         The Guarantor hereby waives notice of acceptance of the Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, the Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

         .3 Obligations Not Affected.

         The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                  (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Trust;

                  (b) the extension of time for the payment by the Trust of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

                  (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Trust granting indulgence or extension of any kind;

                  (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

                  (e) any invalidity of, or defect or deficiency in, the Preferred Securities;

                  (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

                  (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

         There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

         .4 Rights of Holders.

         The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) upon the occurrence of an Event of Default, any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other Person.

         .5 Guarantee of Payment.

         This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust out of funds legally available therefor) or upon distribution of Notes to Holders as provided in the Declaration.

         .6 Subrogation.

         The Guarantor shall be subrogated to all (if any) rights of the Holders against the Trust in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by the Trust pursuant to Section 5.1; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

         .7 Independent Obligations.

         The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections

(a) through (g), inclusive, of Section 5.3 hereof.

                                   ARTICLE VI
                                  SUBORDINATION

         .1 Subordination.

                  (a) This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Guarantor and the Issuer.

                  (b) The Guarantor may not make a Guarantee Payment to the Holders if (i) any Specified Senior Indebtedness (as defined in the Indenture) of the Guarantor or any other Senior Indebtedness (as defined in the Indenture) of the Guarantor having an outstanding principal amount at the time of determination in excess of $25,000,000) is not paid when due or (ii) any other default on Specified Senior Indebtedness of the Guarantor occurs and the maturity of such Specified Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Specified Senior Indebtedness has been paid in full. However, the Guarantor may make a Guarantee Payment without regard to the foregoing if the Guarantor and the Guarantee Trustee receive written notice approving such payment from a representative of the Specified Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Specified Senior Indebtedness of the Guarantor pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Guarantor may not make a Guarantee Payment to the Holders for a period (a "Payment Blockage Period," as defined in the Indenture) commencing upon the receipt by the Guarantee Trustee (with a copy to the Guarantor) of written notice (a "Blockage Notice," as defined in the Indenture) of such default from the representative of the holders of such Specified Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Guarantee Trustee, the Guarantor from the representative of the holders of such Specified Senior Indebtedness, (ii) because the default giving rise to such Blockage Notice is no longer continuing, as certified to the Guarantee Trustee by the representative of the holders of such Specified Senior Indebtedness or (iii) because such Specified Senior Indebtedness has been repaid in full, as certified to the Guarantee Trustee by the representative of the holders of such Specified Senior Indebtedness). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Specified Senior Indebtedness or the representative of such holders have accelerated the maturity of such Specified Senior Indebtedness (and such Specified Senior Indebtedness remains outstanding), the Guarantor may resume Guarantee Payments after the end of such Payment Blockage Period. The Guarantee Agreement shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Specified Senior Indebtedness during such period.

                  (c) Upon any payment or distribution of the assets of the Guarantor upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Guarantor or its property, the holders of Senior Indebtedness of the Guarantor will be entitled to receive payment in full of such Senior Indebtedness before the Holders are entitled to receive any Guarantee Payment, and until the Senior Indebtedness of the Guarantor is paid in full, any payment or distribution to which the Holders would be entitled but for this Section 6.1 will be made to holders of such Senior Indebtedness as their interests may appear. If a Distribution is made to the Holders that, due to this
Section 6.1, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness of the Guarantor and pay it over to them as their interests may appear.

                  (d) If a Guarantee Payment is to be made by the Guarantor to the Holders, the Guarantor or the Guarantee Trustee shall promptly notify the holders of Senior Indebtedness of the Guarantor or the representative of such holders of such Guarantee Payment. If any Senior Indebtedness of the Guarantor is outstanding, the Guarantor may not pay such Guarantee Payment until five Business Days after the representatives of all the issues of Senior Indebtedness of the Guarantor receive notice of such Guarantee Payment and, thereafter, may pay such Guarantee Payment only if the Guarantee Agreement otherwise permits payment at that time.

                                   ARTICLE VII
                                   TERMINATION

         .1 Termination.

         This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Preferred Securities, (ii) the distribution of Notes to the Holders in exchange for all of the Preferred Securities or (iii) full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Preferred Securities or this Guarantee Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         .1 Successors and Assigns.

         All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article VIII of the Indenture and pursuant to which the assignee agrees in writing to perform the Guarantor's obligations hereunder, the Guarantor shall not assign its obligations hereunder and any purported assignment other than in accordance with this provision shall be void.

         .2 Amendments.

         Except with respect to any changes which do not adversely affect the rights of the Holders in any material respect (in which case no consent of the Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a Majority in liquidation amount of all the outstanding Preferred Securities. The provisions of Article VI of the Declaration concerning meetings of the Holders shall apply to the giving of such approval. No amendment shall be made to the definition of Guarantee Payments or to Article V1 hereof without the consent of the requisite lenders under the Bank Credit Agreement.

         In executing any amendment permitted by this Section, the Guarantee Trustee shall be entitled to receive, and (subject to Section 3.1) shall be fully protected in relying upon, an Officers' Certificate and an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Guarantee Agreement, and that all conditions precedent herein provided for relating to such action have been complied with.

         .3 Notices.

         Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

                  (a) if given to the Guarantor, to the address set forth below or such other address, facsimile number or to the attention of such other Person as the Guarantor may give notice to the Holders:

                  Fresenius Medical Care AG
                  Else-Kroner Strasse 1
                  61346 Bad Homburg v.d.H.
                  Germany
                  Facsimile No.: 011-49-6172-609-2103
                  Attention: Chief Executive Officer

                  (b) if given to the Trust, in care of the Guarantee Trustee, at the Trust's (and the Guarantee Trustee's) address set forth below or such other address as the Guarantee Trustee on behalf of the Trust may give notice to the Holders:

                  Fresenius Medical Care Capital Trust V
                  c/o Fresenius Medical Care Holdings, Inc.
                  Two Ledgemont Center
                  95 Hayden Avenue
                  Lexington, Massachusetts 02173
                  Facsimile No.: 781-402-9714
                  Attention: Legal Department

                  with a copy to:

                  State Street Bank and Trust Company
                  225 Asylum Street

                  Hartford, Connecticut 06103
                  Facsimile No.: 860-244-1889
                  Attention: Corporate Trust Administration

                  (c) if given to any Holder, at the address set forth on the books and records of the Trust.

         All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

         .4 Benefit.

         This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

         .5 Interpretation.

         In this Guarantee Agreement, unless the context otherwise requires:

                  (a) capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in
Section 1.1;

                  (b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

                  (c) all references to "the Guarantee Agreement" or "this Guarantee Agreement" are to this Guarantee Agreement as modified, supplemented or amended from time to time;

                  (d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

                  (e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

                  (f) a reference to the singular includes the plural and vice versa; and

                  (g) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

         .6 Governing Law.

         THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES

THEREOF.

         .7 Consent to Jurisdiction.

         The Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Guarantee Agreement. The Guarantor hereby appoints Fresenius Medical Care Holdings, Inc., c/o CT Corporation System, with offices on the date hereof at 1633 Broadway, New York, New York 10019, as its authorized agent on whom process may be served in any action which may be instituted against it by any Holder or the Guarantee Trustee in any state or federal court in The City of New York, the Borough of Manhattan, arising out of or relating to this Guarantee Agreement. Service of process upon such authorized agent and written notice of such service to the Guarantor shall be deemed in every respect effective service of process upon the Guarantor, and the Guarantor hereby irrevocably consents to the jurisdiction of any such court in any such action and to the laying of venue in the Borough of Manhattan, The City of New York. The Guarantor hereby waives, to the fullest extent permitted by applicable law, any objection to the laying of venue of any such suit, action or proceeding brought in the aforesaid courts and hereby irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, nothing herein shall in any way affect the right of the Holders of the Guarantee Trustee to bring any action arising out of or relating to this Guarantee Agreement in any competent court elsewhere having jurisdiction over the Guarantor and its property.

         .8 Counterparts.

         This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

                                FRESENIUS MEDICAL CARE AG




                                By:/s/  Ben Lipps
                                   ---------------------------------------------
                                   Name: Ben Lipps
                                   Title Chief Executive Officer



                                By:/s/  Rainer Runte
                                   ---------------------------------------------
                                   Name: Rainer Runte
                                   Title: General Counsel and Sr. Vice President




                                STATE STREET BANK AND TRUST
                                COMPANY
                                   as Guarantee Trustee




                                By:/s/ Elizabeth C. Hammer
                                   ---------------------------------------------
                                   Name:  Elizabeth C. Hammer
                                   Title:  Vice President



         Acknowledged:



         FMC TRUST FINANCE S.A.R.L. LUXEMBOURG - III



         By:/s/  Gabriele Dux
            -----------------------------------------
            Name:  Gabriele Dux
            Title  Sole Manager

                                                                       EXHIBIT A


            GUARANTEE AGREEMENT WITH RESPECT TO THE COMMON SECURITIES

         This AGREEMENT, dated as of June 15, 2001, is executed and delivered by FRESENIUS MEDICAL CARE AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany ("Guarantor"), having its principal office at Else-Kroner Strasse 1, 61346 Bad Homburg v.d.H., Germany, for the benefit of the holders from time to time (the "Holders") of Common Securities (as defined in the Guarantee Agreement) of Fresenius Medical Care Capital Trust IV, a Delaware statutory business trust (the "Trust").

         WHEREAS, pursuant to the Guarantee Agreement, dated as of June 15, 2001, between Fresenius Medical Care AG, as Guarantor, and State Street Bank and Trust Company, as Trustee (the "Guarantee Agreement"), the Guarantor has irrevocably and unconditionally agreed to pay in full to the holders of Preferred Securities (as defined therein) the Guarantee Payments (as defined therein).

         WHEREAS, in order to facilitate the classification of the Trust for United States Federal income tax purposes as a grantor trust, the benefit of the guarantee provided by the Guarantor pursuant to the Guarantee Agreement must inure, to the extent set forth herein, also to the benefit of the Holders.

         NOW, THEREFORE, it is hereby agreed that

         SECTION 1.0           Definitions.

         Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee Agreement as in effect on the date hereof.

         SECTION 2.0.          Guarantee.

         The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders Guarantee Payments to the same extent as the guarantee provided to the holders of Preferred Securities under the Guarantee Agreement; provided, however, that upon the occurrence and during the continuation of a Declaration Event of Default (as defined in the Declaration), holders of Preferred Securities shall have priority over the Holders with respect to the Guarantee Payments.

         SECTION 3.0.          Governing Law.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

         SECTION 4.0.          Counterparts.

         This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

THIS AGREEMENT is executed as of the day and year first above written.


                                FRESENIUS MEDICAL CARE AG




                                By:
                                   ---------------------------------------------
                                   Name:
                                   Title:




                                By:
                                   ---------------------------------------------
                                   Name:
                                   Title:

                                FMC TRUST FINANCE S. A.R.L. LUXEMBOURG - III




                                By:
                                   ---------------------------------------------
                                   Name:
                                   Title:














                                      S-2